RANDGOLD RESOURCES LIMITED
Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

ROGER KEBBLE RETIRES FROM RANDGOLD RESOURCES;
 SUCCEEDED AS CHAIRMAN BY PHILIPPE LIETARD

LONDON, 4 NOVEMBER 2004 (LSE: RRS) (NASDAQ: GOLD) - Roger Kebble announced today that he was retiring from the board of London and Nasdaq listed gold miner
Randgold Resources with immediate effect. He is being succeeded as chairman by
Philippe Lietard.

Kebble, who is 65, said he wished to devote more time to his other business interests as well as his family.

"I've chaired this company for the past seven years while it grew from a small start-up enterprise into a substantial integrated gold business with a highly regarded brand and a commendable record of value creation and delivery. With
Randgold Resources now standing on strong foundations and securely positioned for further growth, I believe this is an appropriate time for me to step down. I remain a shareholder in the company and will continue to watch its development with keen interest and complete confidence in its management. In the meantime, I would like to thank my colleagues on the board for their invaluable counsel and support over the years," Kebble said.

Senior independent non-executive director Bernard Asher said: "Mr Kebble is a doyen of the mining industry who brought a very high level of operational experience and perspective to the board. We are grateful for the substantial contribution he made, and wish him well in his retirement."

Chief executive Dr Mark Bristow said: "Roger is one of those special characters who enhanced and revitalised the mining industry. He was part of the original
Randgold team who shaped Randgold Resources, and over the years he has consistently supported our mission. We are very appreciative of that support and the opportunities he created, and while we shall miss him, we understand his wish to focus on new opportunities."

New chairman Lietard, 55, has been a non-executive director of Randgold
Resources since February 1998. He is the managing director of the Global Natural
Resources Fund and a former director of the oil, gas and mining department of the International Finance Corporation.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive - Dr Mark Bristow +44 779 775 2288
Financial Director - Roger Williams +44 779 771 9660
Investor & Media Relations - Kathy du Plessis +27 11 728 4701,
Cell: +27 (0) 83 266 5847, randgoldresources@dpapr.com
Website: www.randgoldresources.com
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form
20-F for the year ended 31 December 2003, which was filed with the Securities
Exchange Commission on 30 June 2004. Randgold Resources assumes no obligation to update information in this release. Cautionary Note to US Investors: The United
States Securities Exchange Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC.
Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves'
for the purposes of the SEC's industry guide number 7.